SUB-ITEM 77Q1(e)

                                AMENDMENT NO. 2
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of September 1, 2001, amends the Master Investment Advisory Agreement (the "Agreement"), dated June 5, 2000, between AIM Growth Series, a Delaware business trust, and A I M Advisors, Inc., a Delaware corporation.

                                               W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to add two new portfolios, the AIM Mid Cap Equity Fund and AIM Euroland Growth Fund;

         NOW, THEREFORE, the parties agree as follows;

         1. Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

                                  "APPENDIX A
                           FUNDS AND EFFECTIVE DATES


NAME OF FUND                             EFFECTIVE DATE OF ADVISORY AGREEMENT
------------                             ------------------------------------

AIM Basic Value Fund                                 June 5, 2000

AIM Euroland Growth Fund                           September 1, 2001

AIM Mid Cap Equity Fund                            September 1, 2001

AIM Small Cap Growth Fund                          September 11, 2000

                                   APPENDIX B
                          COMPENSATION TO THE ADVISOR


         The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.
                              AIM BASIC VALUE FUND
                            AIM MID CAP EQUITY FUND
                           AIM SMALL CAP GROWTH FUND

NET ASSETS                                                  ANNUAL RATE
----------                                                  -----------
First $500 million.........................................   0.725%
Next $500 million..........................................   0.70%
Next $500 million..........................................   0.675%
Excess over $1.5 billion...................................   0.65%

                            AIM EUROLAND GROWTH FUND

NET ASSETS                                                  ANNUAL RATE
----------                                                  -----------
First $500 million.........................................   0.975%
Next $500 million..........................................   0.95%
Next $500 million..........................................   0.925%
Excess over $1.5 billion...................................   0.90%"


         2 In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

                                               AIM GROWTH SERIES


Attest::  /s/ Ofelia M. Mayo                 By:    /s/ Robert H. Graham
        -----------------------------           -----------------------------
            Assistant Secretary                      Robert H. Graham
                                                     President

(SEAL)

                                               A I M ADVISORS, INC.


Attest:   /s/ Ofelia M. Mayo                 By:    /s/ Robert H. Graham
        -----------------------------            ----------------------------
            Assistant Secretary                      Robert H. Graham
                                                     President

(SEAL)

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